Exhibit 99.1

2019 was a Record Year for Digital Growth at The New York Times Company

NEW YORK - January 14, 2020 - In town hall meetings inside The New York Times Company today, president and chief executive officer Mark Thompson will announce significant milestones that the Company achieved in 2019:

1.

It passed its goal of $800 million of annual digital revenue a year ahead of schedule. In 2015, when digital revenue was around $400 million, The Times set itself the objective of doubling this category of revenue by the end of 2020.

2.

The Company added more than 1 million net digital subscriptions last year. This is the highest annual run-rate since the launch of the digital model in 2011, indeed the largest number of net subscription additions in a year in the history of The New York Times Company.

3.

The New York Times Company now has more than 5 million total subscriptions, again an all-time record for the Company. The total includes 3.4 million core news subscriptions, more than 300,000 to NYT Cooking and 600,000 to NYT Crossword, as well as nearly 900,000 print subscriptions.

The Company will release full details of its fourth-quarter and full-year 2019 performance in its quarterly earnings conference call on Thursday, February 6, at 8:00 a.m. E.T. The Company’s earnings announcement will be released earlier that morning and will be available on www.nytco.com.

Participants can pre-register for the telephone conference at dpregister.com/10138121, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413- 3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, February 20. The passcode is 10138121.

Some of the statements included in this release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2018. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About The New York Times Company

The New York Times Company (NYSE:NYT) is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the Company at @NYTimesPR.

For Media:	Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:	Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com